Exhibit 99

OTIS REPORTS FIRST QUARTER 2025 RESULTS

Otis delivers mid-single digit organic Service sales growth and strong Service operating profit margin expansion

•Service net sales up 1% with organic sales up 4%
•GAAP operating profit margin down 350 bps, adjusted operating profit margin up 40 bps
•GAAP EPS down 29% and adjusted EPS up 5%
•Maintenance portfolio units up 4%
•Modernization orders up 12%, backlog up 13%, up 14% at constant currency
•GAAP cash flow from operations of $190 million; adjusted free cash flow of $186 million
•Share repurchases of approximately $250 million

FARMINGTON, Conn., April 23, 2025 – Otis Worldwide Corporation (NYSE:OTIS) reported first quarter 2025 net sales of $3.3 billion with organic sales flat versus the prior year. GAAP earnings per share (EPS) decreased 29% to $0.61 and adjusted EPS increased 5% to $0.92.

"Otis delivered solid performance supported by the strength of our Service segment, which contributed mid-single digit organic sales growth and 40 basis points of operating profit margin expansion. We continued to execute our modernization strategy with orders up 12% leading to a mid-teens backlog growth that sets us up well for the rest of the year. We also grew our industry leading maintenance portfolio 4% again this quarter," said Chair, CEO & President Judy Marks. “With this strong performance, confidence in our strategy, and commitment to creating value for our shareholders, yesterday we announced a dividend increase for the fifth consecutive year.”

Key Figures

($ millions, except per share amounts)	Quarter Ended March 31,
	2025	2024	Y/Y	Y/Y (CFX)
Net sales	$3,350	$3,437	(3)%	—%
Organic sales growth				—%

GAAP
Operating profit	$411	$544	$(133)
Operating profit margin	12.3%	15.8%	(350) bps
Net income	$243	$353	(31)%
Earnings per share	$0.61	$0.86	(29)%

Adjusted non-GAAP comparison
Operating profit	$560	$561	$(1)	$15
Operating profit margin	16.7%	16.3%	40 bps
Net income	$368	$361	2%
Earnings per share	$0.92	$0.88	5%

First quarter net sales of $3.3 billion decreased 3% versus the prior year, driven primarily by New Equipment in China.

First quarter GAAP operating profit of $411 million decreased $133 million driven by UpLift transformation costs, separation-related adjustments, and other non-recurring items. Adjusted operating profit of $560 million decreased $1 million at actual currency and increased $15 million at constant currency, driven by Service. GAAP operating profit margin contracted 350 basis points to 12.3% and adjusted operating profit margin expanded 40 basis points to 16.7%, driven by favorable segment mix and favorable segment performance partially offset by headwinds in corporate costs.

GAAP EPS of $0.61 decreased 29% compared to the prior year driven by UpLift transformation costs, separation-related adjustments, and other non-recurring items. Adjusted EPS of $0.92 increased 5% due to solid operational performance and a lower share count, partially offset by FX headwind.

Service

	Quarter Ended March 31,
($ millions)	2025	2024	Y/Y	Y/Y (CFX)
Net sales	$2,187	$2,157	1%	4%
Organic sales				4%
Segment operating profit	$537	$523	$14	$29
Segment operating profit margin	24.6%	24.2%	40 bps

In the first quarter, net sales of $2.2 billion increased 1%, with a 4% increase in organic sales. Organic maintenance and repair sales increased 3% and organic modernization sales increased 10%.

Segment operating profit of $537 million increased $14 million at actual currency and $29 million at constant currency due to higher volume, favorable pricing and productivity, partially offset by inflationary pressures including higher labor and higher material costs, and mix. Segment operating profit margin expanded 40 basis points to 24.6%.

New Equipment

	Quarter Ended March 31,
($ millions)	2025	2024	Y/Y	Y/Y (CFX)
Net sales	$1,163	$1,280	(9)%	(6)%
Organic sales				(7)%
Segment operating profit	$66	$71	$(5)	$(4)
Segment operating profit margin	5.7%	5.5%	20 bps

In the first quarter, net sales of $1.2 billion decreased 9% versus the prior year, with approximately 10% organic growth in Asia Pacific and mid-single digit organic sales growth in EMEA more than offset by a greater than 20% decline in China and a high-single digit decline in the Americas.

Segment operating profit of $66 million decreased $5 million at actual currency and $4 million at constant currency from the impacts of lower volume and unfavorable mix, partially offset by productivity and commodity tailwinds. Pricing was relatively flat. Segment operating profit margin expanded 20 basis points to 5.7%.

New Equipment orders were down 1% at constant currency with greater than 20% growth in Asia Pacific and mid-teens growth in the Americas offset by a greater than 20% decline in China and a mid-single digit decline in EMEA. New Equipment backlog decreased 4% at actual currency and decreased 3% at constant currency.

Cash flow

	Quarter Ended March 31,
($ millions)	2025	2024	Y/Y
Cash flow from operations	$190	$171	$19
Free cash flow	$156	$140	$16
Adjusted free cash flow	$186	$155	$31

First quarter cash flow changes were driven by a benefit from changes in working capital offset by a decrease in net income.

2025 Outlook1
Otis is revising its full year outlook:
•Net sales of $14.6 to $14.8 billion, up 3 to 4%
•Organic sales up 2 to 4%
◦Organic New Equipment sales down 1 to 4%
◦Organic Service sales up 5 to 7%
•Adjusted operating profit of $2.4 to $2.5 billion, up $105 to $135 million at constant currency excluding ($75) to ($45) million of tariff impact, up $55 to $105 million at actual currency including the tariff impact
•Adjusted EPS of $4.00 to $4.10, up 4 to 7%; adjusted effective tax rate of approximately 24.8%
•Adjusted free cash flow of approximately $1.6 billion

1 Note: When we provide outlook for organic sales, adjusted operating profit, adjusted EPS, adjusted effective tax rate and adjusted free cash flow on a forward-looking basis, a reconciliation of the differences between the non-GAAP expectations and the corresponding GAAP measures generally is not available without unreasonable effort. See “Use and Definitions of Non-GAAP Financial Measures” below for additional information.

About Otis
Otis is the world's leading elevator and escalator manufacturing, installation and service company. We move 2.4 billion people a day and maintain approximately 2.4 million customer units worldwide, the industry's largest Service portfolio. Headquartered in Connecticut, USA, Otis is 72,000 people strong, including 44,000 field professionals, all committed to manufacturing, installing and maintaining products to meet the diverse needs of our customers and passengers in more than 200 countries and territories worldwide. For more information, visit www.otis.com and follow us on LinkedIn, Instagram, and Facebook @OtisElevatorCo.

Use and Definitions of Non-GAAP Financial Measures

Otis Worldwide Corporation ("Otis") reports its financial results in accordance with accounting principles generally accepted in the United States ("GAAP"). We supplement the reporting of our financial information determined under GAAP with certain non-GAAP financial information. The non-GAAP information presented provides investors with additional useful information, but should not be considered in isolation or as substitutes for the related GAAP measures. Moreover, other companies may define non-GAAP measures differently, which limits the usefulness of these measures for comparisons with such other companies. We encourage investors to review our financial statements and publicly filed reports in their entirety and not to rely on any single financial measure. A reconciliation of the non-GAAP measures (referenced in this press release) to the corresponding amounts prepared in accordance with GAAP appears in the attached tables. These tables provide additional information as to the items and amounts that have been excluded from the adjusted measures. Below are our non-GAAP financial measures:

Non-GAAP measure	Definition
Organic sales	Represents consolidated net sales (a GAAP measure), excluding the impact of foreign currency translation, acquisitions and divestitures completed in the preceding twelve months and other significant items of a non-recurring and/or nonoperational nature ("other significant items"). Management believes organic sales is a useful measure in providing period-to-period comparisons of the results of the Company’s ongoing operational performance.
Adjusted selling, general and administrative ("SG&A") expense	Represents SG&A expense (a GAAP measure), excluding restructuring costs and other significant items.
Adjusted operating profit	Represents income from continuing operations (a GAAP measure), excluding restructuring costs and other significant items.
Adjusted net interest expense	Represents net interest expense (a GAAP measure), adjusted for the impacts of non-recurring acquisition related financing costs and related net interest expense pending the completion of a transaction and other significant items.
Adjusted noncontrolling interest in earnings	Represents noncontrolling interest in earnings (a GAAP measure), excluding restructuring costs and other significant items, including related tax effects.
Adjusted net income	Represents net income attributable to Otis Worldwide Corporation (a GAAP measure), excluding restructuring costs and other significant items, including related tax effects.
Adjusted earnings per share ("EPS")
Represents diluted earnings per share attributable to common shareholders (a GAAP measure), adjusted for the per share impact of restructuring and other significant items, including related tax effects.

Adjusted effective tax rate	Represents the effective tax rate (a GAAP measure) adjusted for other significant items and the tax impact of restructuring costs and other significant items.

Constant currency	GAAP financial results include the impact of changes in foreign currency exchange rates ("AFX"). We use the non-GAAP measure "at constant currency" or "CFX" to show changes in our financial results without giving effect to period-to-period currency fluctuations. Under U.S. GAAP, income statement results are translated in U.S. dollars at the average exchange rate for the period presented. Management believes that this non-GAAP measure is useful in providing period-to-period comparisons of the results of the Company’s ongoing operational performance.
Free cash flow	Represents cash flow from operations (a GAAP measure) less capital expenditures. Management believes free cash flow is a useful measure of liquidity and an additional basis for assessing Otis’ ability to fund its activities, including the financing of acquisitions, debt service, repurchases of common stock and distribution of earnings to shareholders. Free cash flow should not be considered an alternative to, or more meaningful than, net cash flows provided by operating activities, or any other measure of liquidity presented in accordance with GAAP.
Adjusted free cash flow	Represents cash flow from operations (a GAAP measure) less capital expenditures, adjusted to exclude certain items management believes affect the comparability of operating results. Management believes adjusted free cash flow is a useful measure of liquidity that provides investors additional information regarding the Company’s ability to fund its activities, including the financing of acquisitions, debt service, repurchases of common stock and distribution of earnings to shareholders. Adjusted free cash flow should not be considered an alternative to, or more meaningful than, net cash flows provided by operating activities, or any other measure of liquidity presented in accordance with GAAP.

Management believes that organic sales, adjusted SG&A expense, adjusted operating profit, adjusted net interest expense, adjusted noncontrolling interest in earnings, adjusted net income, adjusted EPS and the adjusted effective tax rate are useful measures in providing period-to-period comparisons of the results of the Company’s ongoing operational performance.

When we provide our expectations for adjusted net sales, organic sales, adjusted operating profit, adjusted net interest expense, adjusted noncontrolling interest in earnings, adjusted net income, adjusted effective tax rate, adjusted EPS, free cash flow and adjusted free cash flow on a forward-looking basis, a reconciliation of the differences between the non-GAAP expectations and the corresponding GAAP measures (expected diluted EPS from continuing operations, operating profit, the effective tax rate, net sales and expected cash flow from operations) generally is not available without unreasonable effort due to potentially high variability, complexity and low visibility as to the items that would be excluded from the GAAP measure in the relevant future period, such as unusual gains and losses, the ultimate outcome of pending litigation, fluctuations in foreign currency exchange rates, the impact and timing of potential acquisitions and divestitures, and other structural changes or their probable significance. The variability of the excluded items may have a significant, and potentially unpredictable, impact on our future GAAP results.

Cautionary Statement

This communication contains statements which, to the extent they are not statements of historical or present fact, constitute "forward-looking statements" under the securities laws. From time to time, oral or written forward-looking statements may also be included in other information released to the public. These forward-looking statements are intended to provide management’s current expectations or plans for Otis’ future operating and financial performance, based on assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as "believe," "expect," "expectations," "plans," "strategy," "prospects," "estimate," "project," "target," "anticipate," "will," "should," "see," "guidance," "outlook," "medium-term," "near-term," "confident," "goals" and other words of similar meaning in connection with a discussion of future operating or financial performance. Forward-looking statements may include, among other things, statements relating to future sales, earnings, cash flow, results of operations, uses of cash, dividends, share repurchases, tax rates, research & development spend, restructuring or transformation actions (including UpLift and related reorganization and outsourcing activities and China), credit ratings, net indebtedness and other measures of financial performance or potential future plans, strategies or transactions, or statements that relate to climate change and our intent to achieve certain environmental, social and governance targets or goals, including operational impacts and costs associated therewith, and other statements that are not historical facts. All forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. For those statements, Otis claims the protection of the safe harbor for forward-looking statements contained in the U.S. Private Securities Litigation Reform Act of 1995. Such risks, uncertainties and other factors include, without limitation: (1) the effect of economic conditions in the industries and markets in which Otis and its businesses operate and any changes therein, including financial market conditions, fluctuations in commodity prices and other inflationary pressures, interest rates and foreign currency exchange rates, levels of end market demand in construction, pandemic health issues, natural disasters, whether as a result of climate change or otherwise, and the financial condition of Otis’ customers and suppliers; (2) the effect of changes in political conditions in the U.S. and in other countries in which Otis and its businesses operate, including increasing tensions between the U.S. and China, on general market conditions, commodity costs, global trade policies and related sanctions, export controls and tariffs, and currency exchange rates in the near term and beyond; (3) the effect of geopolitical conflicts, including the effect of the on-going conflict between Russia and Ukraine and conflicts in the Middle East; (4) challenges in the development, production, delivery, support, performance and realization of the anticipated benefits of advanced technologies and new products and services; (5) future levels of indebtedness, capital spending and research and development spending; (6) future availability of credit and factors that may affect such availability or costs thereof, including credit market conditions and Otis’ capital structure; (7) the timing and scope of future repurchases of Otis’ common stock, which may be suspended at any time due to various factors, including market conditions and the level of other investing activities and uses of cash; (8) fluctuations in prices and delays and disruption in delivery of materials and services from suppliers, whether as a result of changes in general economic conditions, geopolitical conflicts or otherwise; (9) cost reduction or containment actions, restructuring or transformation costs and related savings and other consequences thereof, including with respect to UpLift and China and related impacts of reorganization and outsourcing activities and change management, as applicable; (10) new business and investment opportunities; (11) the outcome of legal proceedings, investigations and other contingencies; (12) pension plan assumptions and future contributions; (13) the impact of the negotiation of collective bargaining agreements and labor disputes, labor actions, including strikes or work stoppages, and labor inflation in the markets in which Otis and its businesses operate globally; (14) the effect of changes in tax, environmental, regulatory (including among other things import/export, tariffs, climate change or other ESG-related legal and regulatory changes) and other laws and regulations in the U.S., including in connection with the new administration's policies and priorities, and other countries in which Otis and its businesses operate; (15) the ability of Otis to retain and hire key personnel; (16) the scope, nature, impact or timing of acquisition and divestiture activity, the integration of acquired businesses into existing businesses and realization of synergies and opportunities for growth and innovation and incurrence of related costs; (17) the determination by the Internal Revenue Service (the "IRS") and other tax authorities that the distribution or certain related transactions should be treated as taxable transactions in connection with the separation (the "Separation") of Otis and Carrier Global Corporation ("Carrier") from United Technologies Corporation (now known as RTX Corporation ("RTX"); and (18) our obligations and disputes that have or may hereafter arise under the agreements we entered into with RTX and Carrier in connection with the Separation. The above list of factors is not exhaustive or necessarily in order of importance. For additional information on identifying factors that may cause actual results to vary from those stated in forward-looking statements, see Otis’ registration statement on Form 10 and the reports of Otis on Forms 10-K, 10-Q and 8-K filed with or furnished to the SEC from time to time. Any forward-looking statement speaks only as of the date on which it is made, and Otis assumes no obligation to update or revise such statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Otis Worldwide Corporation
Condensed Consolidated Statements of Operations

	Quarter Ended March 31,
	(Unaudited)
(dollars in millions, except per share amounts; shares in millions)	2025	2024
Net Sales	$3,350	$3,437
Costs and Expenses:
Cost of products and services sold	2,349	2,409
Research and development	37	36
Selling, general and administrative	464	462
Total Costs and Expenses	2,850	2,907
Other income (expense), net	(89)	14
Operating profit	411	544
Non-service pension cost (benefit)	—	—
Interest expense (income), net	45	44
Net income before income taxes	366	500
Income tax expense (benefit)	110	126
Net income	256	374
Less: Noncontrolling interest in subsidiaries' earnings	13	21
Net income attributable to Otis Worldwide Corporation	$243	$353

Earnings Per Share of Common Stock:
Basic	$0.61	$0.87
Diluted	$0.61	$0.86
Weighted Average Number of Shares Outstanding:
Basic shares	396.6	405.2
Diluted Shares	399.1	408.1

Otis Worldwide Corporation
Reconciliation of Reported (GAAP) to Adjusted Operating Profit & Operating Profit Margin

	Quarter Ended March 31,
	(Unaudited)
(dollars in millions)	2025	2024
Net Sales
New Equipment	$1,163	$1,280
Service	2,187	2,157
Total Net Sales	$3,350	$3,437

Operating Profit
New Equipment	$66	$71
Service	537	523
Total segment operating profit	603	594
Corporate and Unallocated	(192)	(50)
Total Otis GAAP Operating Profit	411	544
UpLift restructuring	20	1
Other restructuring	23	19
UpLift transformation costs	23	12
Separation-related adjustments [1]	52	(15)
Litigation-related settlement costs [2]	21	—
Held for sale impairment	10	—
Total Otis Adjusted Operating Profit	$560	$561
Reported Total Operating Profit Margin	12.3%	15.8%
Adjusted Total Operating Profit Margin	16.7%	16.3%

[1] Separation-related adjustments in the quarter ended March 31, 2025 represent estimated amounts due to RTX Corporation (our former parent) in accordance with the Tax Matters Agreement, including those amounts related to a favorable ruling received in August 2024 regarding a tax litigation in Germany.

[2] Litigation-related settlement costs in the quarter ended March 31, 2025 represent the aggregate amount of settlement costs and increase in loss contingency accruals, excluding legal costs, for certain legal matters that are outside of the ordinary course of business due to the size, complexity and/or unique facts of these matters.

Otis Worldwide Corporation
Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Net Income, Earnings Per Share, and Effective Tax Rate

	Quarter Ended March 31,
	(Unaudited)
(dollars in millions, except per share amounts)	2025	2024
Adjusted Operating Profit	$560	$561
Adjusted net interest expense [1]	46	44
Adjusted income from operations before income taxes	514	517
Income tax expense (benefit)	110	126
Tax impact on restructuring and non-recurring items	21	9
Adjusted net income from operations	383	382
Adjusted noncontrolling interest [2]	15	21
Adjusted net income attributable to common shareholders	$368	$361

GAAP net income attributable to common shareholders	$243	$353
UpLift restructuring	20	1
Other restructuring	23	19
UpLift transformation costs	23	12
Separation-related adjustments	52	(15)
Litigation-related settlement costs	21	—
Held for sale impairment	10	—
Interest income related to non-recurring tax items [1]	(1)	—
Tax effects of restructuring, non-recurring items and other adjustments	(21)	(9)
Other, net [2]	(2)	—
Adjusted net income attributable to common shareholders	$368	$361

Diluted Earnings Per Share	$0.61	$0.86
Impact to diluted earnings per share	0.31	0.02
Adjusted Earnings Per Share	$0.92	$0.88

Effective Tax Rate	30.1%	25.2%
Impact of adjustments on effective tax rate	(4.5)%	0.8%
Adjusted Effective Tax Rate	25.6%	26.0%

1 In August 2024, we received a favorable ruling regarding a tax litigation in Germany. As a result, income tax benefits and related interest income were recorded in 2024. Net interest expense is reflected as adjusted without $1 million of interest income for the quarter ended March 31, 2025.

[2] Noncontrolling interest is reflected as adjusted without $2 million of the noncontrolling interest share of Other restructuring for the quarter ended March 31, 2025.

Otis Worldwide Corporation
Components of Changes in Net Sales

Quarter Ended March 31, 2025 Compared with Quarter Ended March 31, 2024

	Factors Contributing to Total % Change in Net Sales
	Organic	FX Translation	Acquisitions / Divestitures, net and Other	Total
New Equipment	(7)%	(3)%	1%	(9)%
Service	4%	(3)%	—%	1%
Maintenance and Repair	3%	(3)%	—%	—%
Modernization	10%	(3)%	—%	7%
Total Net Sales	—%	(3)%	—%	(3)%

Components of Changes in New Equipment Backlog

March 31, 2025
Y/Y Growth %
New Equipment Backlog increase at actual currency	(4)%
Foreign exchange impact to New Equipment Backlog	1%
New Equipment Backlog increase at constant currency	(3)%

Components of Changes in Modernization Backlog

March 31, 2025
Y/Y Growth %
Modernization Backlog increase at actual currency	13%
Foreign exchange impact to Modernization Backlog	1%
Modernization Backlog increase at constant currency	14%

Otis Worldwide Corporation
Reconciliation of Segment and Total Adjusted Operating Profit at Constant Currency

Quarter Ended March 31, 2025 Compared with Quarter Ended March 31, 2024

(dollars in millions)	2025	2024	Y/Y

New Equipment
Segment Operating Profit	$66	$71	$(5)
Impact of foreign exchange	1	—	1
Segment Operating Profit at constant currency	$67	$71	$(4)

Service
Segment Operating Profit	$537	$523	$14
Impact of foreign exchange	15	—	15
Segment Operating Profit at constant currency	$552	$523	$29

Otis Consolidated
Adjusted Operating Profit	$560	$561	$(1)
Impact of foreign exchange	16	—	16
Adjusted Operating Profit at constant currency	$576	$561	$15

Otis Worldwide Corporation
Condensed Consolidated Balance Sheet

	March 31, 2025	December 31, 2024
(dollars in millions)	(Unaudited)
Assets
Cash and cash equivalents	$1,918	$2,300
Accounts receivable, net	3,570	3,428
Contract assets	690	706
Inventories	586	557
Other current assets	671	679
Total Current Assets	7,435	7,670
Future income tax benefits	305	302
Fixed assets, net	708	701
Operating lease right-of-use assets	456	422
Intangible assets, net	326	311
Goodwill	1,588	1,548
Other assets	360	362
Total Assets	$11,178	$11,316

Liabilities and Equity (Deficit)
Short-term borrowings and current portion of long-term debt	$1,483	$1,351
Accounts payable	1,618	1,879
Accrued liabilities	1,921	1,921
Contract liabilities	2,870	2,598
Total Current Liabilities	7,892	7,749
Long-term debt	6,923	6,973
Future pension and postretirement benefit obligations	432	434
Operating lease liabilities	319	298
Future income tax obligations	217	207
Other long-term liabilities	386	383
Total Liabilities	16,169	16,044

Redeemable noncontrolling interest	62	57
Shareholders' Equity (Deficit):
Common Stock and additional paid-in capital	278	265
Treasury Stock	(3,646)	(3,390)
Accumulated deficit	(889)	(978)
Accumulated other comprehensive income (loss)	(871)	(745)
Total Shareholders' Equity (Deficit)	(5,128)	(4,848)
Noncontrolling interest	75	63
Total Equity (Deficit)	(5,053)	(4,785)
Total Liabilities and Equity (Deficit)	$11,178	$11,316

Otis Worldwide Corporation
Condensed Consolidated Statement of Cash Flows

	Quarter Ended March 31,
	(Unaudited)
(dollars in millions)	2025	2024
Operating Activities:
Net income from operations	$256	$374
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	42	44
Deferred income tax expense (benefit)	—	16
Stock compensation cost	21	16
Change in:
Accounts receivable, net	(104)	(162)
Contract assets and liabilities, current	260	275
Inventories	(18)	9
Other current assets	(2)	(24)
Accounts payable	(281)	(217)
Accrued liabilities	12	(142)
Pension contributions	(18)	(12)
Other operating activities, net	22	(6)
Net cash flows provided by (used in) operating activities	190	171
Investing Activities:
Capital expenditures	(34)	(31)
Acquisitions of businesses and intangible assets, net of cash	(36)	(30)
Other investing activities, net	(91)	(18)
Net cash flows provided by (used in) investing activities	(161)	(79)
Financing Activities:
Increase (decrease) in short-term borrowings, net	(11)	3
Dividends paid on Common Stock	(155)	(138)
Repurchases of Common Stock	(253)	(300)
Dividends paid to noncontrolling interest	(2)	(9)
Acquisition of noncontrolling interest shares	—	(4)
Other financing activities, net	(7)	(19)
Net cash flows provided by (used in) financing activities	(428)	(467)
Summary of Activity:
Net cash provided by (used in) operating activities	190	171
Net cash provided by (used in) investing activities	(161)	(79)
Net cash provided by (used in) financing activities	(428)	(467)
Effect of exchange rate changes on cash and cash equivalents	7	(18)
Net increase (decrease) in cash, cash equivalents and restricted cash	(392)	(393)
Cash, cash equivalents and restricted cash, beginning of period	2,321	1,280
Cash, cash equivalents and restricted cash, end of period	1,929	887
Less: Restricted cash	11	3
Cash and cash equivalents, end of period	$1,918	$884

Otis Worldwide Corporation
Adjusted Free Cash Flow Reconciliation

	Quarter Ended March 31,
	(Unaudited)
(dollars in millions)	2025	2024
Net cash flows provided by operating activities (GAAP)	$190	$171
Capital expenditures	(34)	(31)
Free cash flow (Non-GAAP)	156	140
Adjustments for:
UpLift restructuring payments	11	7
UpLift transformation payments	19	8
Adjusted free cash flow (Non-GAAP)	$186	$155